Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement (Form S-4) of IGATE Corporation for the registration of $325 million aggregate principal amount of 4.75% Senior Notes due 2019, of our reports dated February 12, 2014, with respect to the 2013 consolidated financial statements of IGATE Corporation and the 2013 effectiveness of internal control over financial reporting of IGATE Corporation, included in its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Associates LLP

Gurgaon, India

September 11, 2014